Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media Contact:

Applied Micro Circuits Corporation Shiva Natarajan	Applied Micro Circuits Corporation Mike Major
Phone: (408) 542-8745	Phone: (408) 542-8831
E-Mail: snatarajan@apm.com	E-mail: mmajor@apm.com

Wednesday, October 2, 2013

Company Press Release

AppliedMicro Appoints Doug Ahrens as Chief Financial Officer

AppliedMicro’s Ahrens Previously with Maxim Integrated and Intel

Applied Micro Circuits Corporation (NASDAQ: AMCC), also known as AppliedMicro, today announced it has appointed semiconductor veteran Douglas T. Ahrens to serve as Vice President and Chief Financial Officer. Mr. Ahrens’ employment with AppliedMicro is scheduled to commence October 17, 2013.

Mr. Ahrens, age 46, most recently served as the Vice President of Finance at Maxim Integrated in San Jose, California. He joined Maxim in 2001 after spending six years at Intel Corporation.

“Doug’s wealth of experience and his conviction regarding our data center growth strategy made him the natural choice for the CFO role. We are excited to have Doug as part of our executive team,” said Dr. Paramesh Gopi, AppliedMicro’s President & CEO.

“It is rare to have the opportunity to join an established company that is poised for such potentially explosive growth,” said Mr. Ahrens, “I am excited to help AppliedMicro realize the full potential of its data center strategy.”

Mr. Ahrens joined Maxim Integrated in 2001 as Director, Business Unit Finance. He was promoted multiple times during his tenure at Maxim before assuming his role as the Vice President of Finance. Mr. Ahrens was responsible for company-wide financial planning and analysis and also drove key initiatives such as the creation of a strategic planning process for all functional groups at Maxim.

Before Maxim, Mr. Ahrens spent six years with Intel Corporation in a number of financial roles, ultimately serving as Worldwide Revenue Finance Manager in the Sales & Marketing Group.

Mr. Ahrens earned a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Mechanical Engineering from the University of California, San Diego. He also holds an active professional license as a Certified Public Accountant.

About AppliedMicro

Applied Micro Circuits Corporation is a global leader in computing and connectivity solutions for next-generation cloud infrastructure and data centers. AppliedMicro delivers silicon solutions that dramatically lower total cost of ownership. Corporate headquarters are located in Sunnyvale, California. www.apm.com.

© Copyright 2013. Applied Micro Circuits Corporation, AppliedMicro, X-Gene, Server on a Chip, and Cloud Server are trademarks or registered trademarks of Applied Micro Circuits Corporation. All other product or service names are the property of their respective owners.